Exhibit 99.1

First Quarter Report

June 10, 2015

Dear Shareholders:

Your Company completed first quarter 2015 showing continued improvement in both asset quality and earnings. Uwharrie Capital Corp and its subsidiaries reported total assets of $515 million at March 31, 2015, which is the same level of assets that were reported for March 31, 2014. While your Company did not show growth in total assets, we made progress in the composition and quality of our balance sheet. We have steadily improved our asset quality over the past four years, and in the first quarter continued with this positive momentum to return to the lowest point since 2008, reducing non-performing assets by over $12 million. At March 31, 2015, the end of first quarter, non-performing assets expressed as a percentage of total assets were 1.55%. This number compares favorably to our peers and is a result of the diligence of our associates in helping our customers work through what has been a difficult economy.

A further positive development in our balance sheet is reflected in the continued growth of our core deposits. While the level of deposits was relatively the same, the mix of deposits changed to a lower cost of funds, primarily non-interest bearing checking accounts. Cost of funds was reduced by $102 thousand the first quarter of 2015, when compared to the same period 2014. Our challenge remains in finding quality loans to put these funds to work in the communities we serve. Fortunately, we are beginning to see some recovery of the economy in our region. The loan portfolio reflected growth of $3.9 million for the quarter ended March 31, 2015, as compared to the same period for 2014.

According to FDIC Chairman, Martin J. Gruenberg, community bank earnings in the first quarter of 2015 were up 16%. Earnings the first quarter of 2015 available to common shareholders for your Company were $491 thousand as opposed to $391 thousand for the first quarter of 2014, an increase of 25.58%. Earnings improvement for most banks was driven by an increase in loan demand and improving net interest margins. While Uwharrie Bank experienced a growth in loans outstanding, net interest margin was not the driver of our earnings improvement. As a result of our continued focus on the development of fee income, we added staff and resources in our mortgage banking division. Revenues and fees from our mortgage division increased 137% during the first quarter 2015 compared to the same period for 2014. This has been the primary driver of our first quarter improvement. Wealth management and traditional bank lending are important, and we continue to work to grow these areas as sources of revenue, but for the first quarter, their level of earnings was flat when compared to the same period for 2014. Operating expenses for the first quarter were also flat, when compared to first quarter 2014.

In summary, the first quarter of 2015 was a good quarter for community banks in general, as it was for your organization. Improved asset quality, improved earnings and an economic environment that is recovering, bid better days for the financial services industry as a whole. However, we are not completely out of the woods yet. The low interest rate environment is putting pressure on net interest margins for all banks, which is still the source of the majority of community banks’ revenue. This is another reason your bank is working hard to develop new non-margin sources of revenue.

We are grateful for a good start to 2015. As we expand our services into new growth markets and add new programs and products to meet our customers’ needs, we are going to increase our efforts to communicate our story. You will soon see our new ads on local television for the first time. New billboard and radio messages, along with increased social media, will convey to the public our vision and mission. We are the financial partner that helps people and communities achieve their dreams. We are going to explain how and what we mean when we say we are about “Making a Difference.”

Thank you for your support as a customer and shareholder. Please remember to invite your friends and business associates to come join us in making a difference. Join us as we go about building a great community banking organization that is helping to build stronger local economies, businesses and communities in which to raise our families.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	March 31, 2015	March 31, 2014

Assets
Cash and due from banks	$4,707	$6,607
Interest-earning deposits with banks	49,325	54,267
Securities available for sale	105,530	111,508
Securities held to maturity (fair value $11,473)	11,466	—
Loans held for sale	401	364
Loans held for investment	308,633	304,735
Less: Allowance for loan losses	3,729	4,198

Net loans held for investment	304,904	300,537

Interest receivable	1,542	1,651
Premises and equipment, net	14,693	15,356
Restricted stock	1,039	1,038
Bank-owned life insurance	6,675	6,557
Other real estate owned	5,236	7,447
Other assets	9,628	10,260

Total assets	$515,146	$515,592

Liabilities
Deposits:
Demand, noninterest-bearing	$86,520	$80,139
Interest checking and money market accounts	234,600	227,737
Savings accounts	38,758	38,654
Time deposits, $100,000 and over	9,883	10,702
Other time deposits	82,090	94,977

Total deposits	451,851	452,209

Interest payable	181	193
Short-term borrowed funds	4,790	5,887
Long-term debt	9,556	9,567
Other liabilities	5,272	4,755

Total liabilities	471,650	472,611

Redeemable common stock held by the Employee Stock Ownership Plan (ESOP)	628	1,864

Shareholders’ Equity
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 6,948,379 and 7,337,354 shares, respectively Book value per share $4.65 in 2015 and $4.17 in 2014	8,685	8,992
Additional paid-in capital	11,620	11,130
Undivided profits	11,465	10,680
Accumulated other comprehensive income (loss)	522	(234)

Total Uwharrie Capital shareholders’ equity	32,292	30,568
Noncontrolling interest	10,576	10,549

Total shareholders’ equity	42,868	41,117

Total liabilities and shareholders’ equity	$515,146	$515,592

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2015	2014

Interest Income
Interest and fees on loans	$3,910	$4,059
Interest on investment securities	499	475
Interest-earning deposits with banks and federal funds sold	37	45

Total interest income	4,446	4,579

Interest Expense
Interest paid on deposits	299	373
Interest on borrowed funds	147	175

Total interest expense	446	548

Net Interest Income	4,000	4,031
Provision for (recovery of) loan losses	(62)	(424)

Net interest income after provision (recovery of) for loan losses	4,062	4,455

Noninterest Income
Service charges on deposit accounts	330	378
Other service fees and commissions	982	937
Gain (loss) on sale of securities	225	21
Gain on sale of other assets	(22)	1
Income from mortgage loan sales	501	162
Other income	57	97

Total noninterest income	2,073	1,596

Noninterest Expense
Salaries and employee benefits	3,092	3,006
Occupancy expense	284	286
Equipment expense	167	170
Data processing	176	179
Other operating expenses	1,506	1,605

Total noninterest expense	5,225	5,246

Income before income taxes	910	805
Provision for income taxes	273	268

Net Income	$637	$537

Consolidated net income	$637	$537
Less: Net income attributable to noncontrolling interest	$(146)	$(146)

Net income attributable to Uwharrie Capital	491	391
Dividends - preferred stock	—	—

Net income available to common shareholders	$491	$391

Net Income Per Common Share
Basic	$0.07	$0.05
Assuming dilution	$0.07	$0.05
Weighted Average Common Shares Outstanding
Basic	6,961,338	7,334,426
Assuming dilution	6,961,338	7,334,426